Exhibit 1A-6.3

AMENDED SUPPORT AGREEMENT

THIS AMENDED SUPPORT AGREEMENT (the “Agreement”) is entered into effective as of January 13, 2023 (the “Effective Date”) by and between Park View Investments LLC, a Delaware limited liability company (“Park View”), and Park View OZ REIT Manager, LLC, a Delaware limited liability company (“Manager”).

WHEREAS, Manager has entered into that certain Amended Management Agreement with Park View OZ REIT, Inc (the “REIT”) of even date herewith (the “Management Agreement”) pursuant to which Manager will provide certain management services to the REIT, as described in the Management Agreement (the “Services”);

WHEREAS, in order for Manager to reduce expenses and enjoy greater operating efficiencies, Park View will share certain employees (the “Shared Employees”) employed by Park View, and Manager shall reimburse Park View for certain costs associated with the Shared Employees;

WHEREAS, Park View and Manager have agreed to share office supplies, equipment, furniture, and other agreed upon resources (“Shared Resources”) and that Manager will reimburse Park View for certain costs incurred by Manager with respect to the Shared Resources; and

WHEREAS, Park View and Manager desire to enter into this Agreement to set forth the terms under which Park View and Manager will share the Shared Employees and Shared Resources, and Manager will reimburse Park View in connection therewith.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Article I

USE OF EMPLOYEES

Section 1.1.            Use of Shared Employees.

(a)           Shared Employees. As of the Effective Date, Park View agrees to make available to Manager, and Manager agrees to accept access to, the Shared Employees for purposes of performing the Services. Park View and Manager shall use reasonable efforts to jointly resolve any work priority or performance conflicts with respect to the Shared Employees, and any conflicts that cannot be resolved jointly will be resolved by Park View in its reasonable discretion.

(b)           Employment Status.

(i)	For such time as any Shared Employees are shared under this Agreement, the Shared Employees will remain employees of Park View and shall not be deemed to be employees of Manager for any purpose and Park View shall be solely responsible for the payment and provision of all wages, bonuses and commissions (collectively, “Wages”), employee benefits, including, but not limited to, pension and welfare benefits, fringe benefits, severance benefits, and workers’ compensation insurance (collectively, “Benefits”), and the withholding and payment of applicable payroll taxes (collectively, “Taxes”) relating to such Shared Employees. Manager shall not directly pay or provide any Wages or Benefits to the Shared Employees, but rather shall reimburse Park View hereunder for Wages, Benefits and Taxes paid by Park View in accordance with Section 1.3 of this Agreement.

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(ii)	Notwithstanding the foregoing, Park View agrees that it will not direct or permit, or cause to be directed or permitted, any Shared Employee to perform any activities on behalf of Manager without the prior approval of Manager, which consent may be granted or withheld in the sole discretion of Manager.

(iii)	Nothing contained in this Agreement shall require Park View to maintain the employment of any Shared Employee. If any Shared Employee is terminated or ceases for any reason to be employed by Park View (including the elimination of such position), then:

(1)         If Manager determines, in its sole discretion, that the remaining Shared Employees will be unable to perform the activities related to performing the Services in a manner acceptable to Manager, it shall notify Park View, and Park View shall undertake to retain additional employees with such skills and qualifications as Manager deems necessary. Such retained employees shall be treated as Shared Employees for purposes of this Agreement.

(2)        If Manager determines, in its sole discretion, that the remaining Shared Employees will be able to perform the Services in a manner acceptable to Manager, such Shared Employees shall continue to so perform such activities.

(3)        Park View may designate a substitute Shared Employee, who shall, upon such designation, become a Shared Employee for purposes of this Agreement. If Manager determines, in its sole discretion, that such designated employee is inadequate for the performance of the Services, Manager shall notify Park View and the provisions of Section 1.1(b)(iii)(1) shall apply.

(c)           Intellectual Property.

(i)	All writings, works of authorship, technology, inventions, discoveries, ideas and other work product of any nature whatsoever, that any Shared Employee creates, prepares, produces, authors, edits, amends, conceives or reduces to practice, either individually or jointly with others, in performing the Services and relating solely to the business or contemplated business, research or development of the REIT shall be the sole and exclusive property of Manager and its respective assigns, free from any encumbrance, claim, lien for balance due or rights of retention by Park View or any Park View Entity.

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Section 1.2.            Sharing of Resources. In performing work for Manager, the Shared Employees may use Shared Resources.

Section 1.3.         Reimbursement. Manager will reimburse Park View for its allocable share of (i) all direct and indirect costs related to Shared Employees, including Wages, Benefits, Taxes, and allocable overhead or operational costs, as further described below, and (ii) Shared Resources owned by Park View, without any mark-up or profit margin to Park View.

(a)            Employment Costs. Manager shall reimburse Park View for its allocable portion of all employment costs incurred by Park View with respect to the Shared Employees in accordance with Schedule I of this Agreement. Such costs shall include, but are not limited to, Manager’s allocable portion of Wages, Benefits, and Taxes of the Shared Employees.

(b)            Indirect Costs. Manager shall reimburse Park View for its allocable portion of indirect costs incurred by Park View with respect to the Shared Employees and any Shared Resources otherwise used by Manager. These indirect costs may include, but are not limited to, costs related to Shared Resources, office space, and administrative expenses (including, but not limited to, human resources/payroll, legal, information technology, finance, corporate, and government affairs expenses). Indirect costs incurred by Park View shall be allocated between Park View and Manager in the manner set forth in Schedule I attached hereto.

(c)            Process for and Timing of Reimbursement. Unless otherwise agreed, within 20 calendar days after the end of each calendar month, Park View will submit to Manager a schedule of employment costs described in Section 1.3(a) and indirect costs described in Section 1.3(b) related to the Shared Employees and Shared Resources used by Manager during that month. Manager shall reimburse Park View for all scheduled amounts within 45 days following receipt of the applicable invoice.

(d)            Reimbursements not Treated as Gross Income. For the avoidance of doubt, the reimbursements described in this Section 1.3 shall be treated for U.S. federal income tax purposes as if the applicable expenses were incurred directly by Park View, and Manager shall not treat any such expense as an item of deduction, nor the reimbursed amount as an item of income.

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Article II

MISCELLANEOUS

Section 2.1.            Liability.

(a)           None of the members, principals, managers, officers, employees or agents of Park View shall have any liability to Manager or the REIT for any action taken, or for refraining from the taking of any action, by any Shared Employee utilized by Manager in good faith pursuant to this Agreement; provided, however, that this provision shall not protect Park View against any liability which would otherwise be imposed by reason of willful misfeasance or gross negligence in the performance of its duties hereunder.

(b)           Manager agrees to indemnify Park View and any member, principal, manager, officer, employee or agent thereof against any and all losses, claims, liabilities, suits, damages, proceedings or expenses (including reasonable attorneys’ fees and expenses) of a third party arising from or as a result of the use of the Shared Employees by Manager.

(c)           Park View agrees to indemnify Manager and any member, principal, manager, officer, employee or agent thereof against any and all losses, claims, liabilities, suits, damages, proceedings or expenses (including reasonable attorneys’ fees and expenses) of a third party arising from or as a result of Park View’s willful misfeasance or gross negligence in the performance of its duties hereunder.

(d)           The indemnities set forth in this Section 2.1 shall survive the termination of this Agreement.

Section 2.2.          Termination. Each of Park View and Manager shall have the right to terminate this Agreement at any time. Any termination of this Agreement shall in no way be deemed to effect a release of Manager from its obligations to pay Park View any reimbursement due for expenses associated with the Shared Employees’ performance of activities described herein prior to the date of such termination.

Section 2.3.            Notices. All notices from one party to the other party shall be given in writing and shall be sent by certified or registered mail, Federal Express, overnight courier, or fax, e-mail, or other electronic means to the addresses provided herein. The date of receipt or refusal to accept shall be the effective date of any such notice.

TO PARK VIEW:

Michael Kelley, Manager

Park View Investments LLC

One Beacon Street

32nd Floor

Boston, MA 02108

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TO MANAGER:

Michael Kelley, Manager

Park View OZ REIT Manager, LLC

One Beacon Street

32nd Floor

Boston, MA 02108

Section 2.4.         Entire Agreement. This Agreement, in coordination with the Management Services Agreement, sets forth the entire agreement and understanding among the parties with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made.

Section 2.5.         Severability. If any provision of this Agreement or the application of any provision hereof to any person or in any circumstances is held invalid, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected unless the provision held invalid shall substantially impair the benefits of the remaining portions of this Agreement. To the extent permitted by law, the parties hereto hereby waive any provision of law which renders any provision of this Agreement prohibited or unenforceable in any respect.

Section 2.6.         CONSENT TO JURISDICTION.

(a)         EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF ANY DELAWARE STATE OR FEDERAL COURT IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH DELAWARE STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING. EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING, OR DELIVERY, OF COPIES OF SUCH PROCESS TO SUCH PARTY AT ITS ADDRESS SPECIFIED IN SECTION 2.3. EACH PARTY AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(b)         NOTHING IN THIS SECTION 2.6 SHALL AFFECT THE RIGHT OF MANAGER OR PARK VIEW TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(c)               Waiver of Jury Trial. The parties hereto each waive their respective rights to a trial by jury of any claim or cause of action based upon or arising out of or related to this Agreement, or the transactions contemplated hereby, in any action, proceeding or other litigation of any type brought by any of the parties against any other party or parties, whether with respect to contract claims, tort claims, or otherwise. The parties hereto each agree that any such claim or cause of action shall be tried by a court trial without a jury. Without limiting the foregoing, the parties further agree that their respective right to a trial by jury is waived by operation of this Section 2.6 as to any action, counterclaim or other proceeding which seeks, in whole or in part, to challenge the validity or enforceability of this Agreement or any provision hereof. This waiver shall apply to any subsequent amendments, renewals, supplements or modifications to this Agreement.

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Section 2.7.            Amendments. This Agreement may be amended from time to time by Park View and Manager in a writing signed by each such party to this Agreement for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or to terminate this Agreement.

Section 2.8.            Inspection and Audit Rights.

(a)            Park View, on reasonable prior notice, shall permit any representative of Manager (each a “Manager Representative”), during Park View’s normal business hours, to examine all the books of account, records (including computer records), reports and other papers of Park View and Park View relating to the Shared Employees, to make copies and extracts therefrom, to cause such books to be audited by independent certified public accountants selected by a Manager Representative, to discuss Park View’s affairs, finances and accounts relating to the Shared Employees with Park View’s officers, employees and independent public accountants (and by this provision Park View hereby authorizes said accountants to discuss with such Manager Representatives such affairs, finances and accounts), all at such reasonable times and as often as may be reasonably requested. Any expense incident to the exercise by Manager of any right under this Section 2.8(a) shall be borne by such party.

(b)            Manager, on reasonable prior notice, shall permit any representative of Park View (each a “Park View Representative”), during Manager’s normal business hours to examine all the books of account, records (including computer records), reports and other papers of Manager relating to the Shared Employees, to make copies and extracts therefrom, to cause such books to be audited by independent certified public accountants selected by a Park View Representative, to discuss Manager’s affairs, finances and accounts relating to the Shared Employees with Manager’s officers, employees and independent public accountants (and by this provision Manager hereby authorizes said accountants to discuss with such Park View Representatives such affairs, finances and accounts), all at such reasonable times and as often as may be reasonably requested. Any expense incident to the exercise by Park View of any right under this Section 2.8(b) shall be borne by such party.

Section 2.9.          Binding Effect. All provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.

Section 2.10.        Captions. Captions to Articles, Sections and subsections of this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or in any way affect the meaning or construction of any provision of this Agreement.

Section 2.11.        Legal Holidays. In the case where the date on which any action required to be taken, document required to be delivered or payment is required to be made is not a business day, such action, delivery or payment need not be made on such date, but may be made on the next succeeding business day.

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Section 2.12.        No Third Party Beneficiaries. This Agreement is solely for the benefit of Manager and Park View and no other party; provided, however, that the members, principals, managers, officers, employees and agents of Park View and Manager shall be third party beneficiaries of Section 2.1.

Section 2.13.        Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

Section 2.14.        Counterparts. This Agreement and any amendment hereof may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date and year first above written.

PARK VIEW INVESTMENTS LLC

By:
Name:	Michael Kelley
Title:	Manager

PARK VIEW OZ REIT MANAGER, LLC

By:
Name:	Michael Kelley
Title:	Manager

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Schedule I – Reimbursement

Manager’s allocable share of employment costs and indirect costs described in Section 1.3 shall be determined by the parties in the manner set forth below, or by any other reasonable method determined by the parties.

Unless otherwise agreed, employment costs and indirect costs incurred by a party shall be allocated between Manager and Park View using a reasonable allocation key that takes into account the activities giving rise to such employment costs and indirect costs and the extent to which such activities relate to the Services or to the business activities of Park View. Such allocation keys may include, but shall not be limited to, (i) the percentage of Shared Employee time relating to the Services, on the one hand, and the percentage of Shared Employee time relating to the activities of Park View, on the other hand, and (ii) departmental headcount.

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